EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE
                              ---------------------

                           VITECH PLANS TO REORGANIZE
                  UNDER CHAPTER 11 OF THE U.S. BANKRUPTCY CODE

                    Company to continue to serve its clients

Miami, FL, August 17, 2001 - Vitech America, Inc. (NASDAQ: VTCH), a leading provider of PC-based Information Technology solutions direct to business and individual clients, today announced that the Company has filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Florida (Case. No. 0118857).

The Company's Brazilian operating subsidiary, Microtec, was not part of today's filing and Microtec will continue to provide high quality products and solutions to its clients.

Vitech expects to continue its ongoing day-to-day operations while it uses the reorganization process to protect itself from the judgment given to Gateway in its New York case against Vitech while allowing Vitech to proceed with its Florida case against Gateway. The goal will be for Vitech to have adequate relief from Gateway and other creditors to regain the financial strength it requires to continue to compete effectively. The Company will continue to develop and evaluate strategic alternatives, including the sale of the Company as a going concern.

The Company is seeking permission from the Courts to continue to pay employees in the normal course of business and to continue their medical and other benefits. The Company intends to pay vendors on a timely basis for goods and services they deliver after the filing date.

Litigation against Gateway
--------------------------

On March 9, 2001, Vitech America, Inc. filed a lawsuit against Gateway in the United States District Court for the Southern District of Florida for fraud, negligent misrepresentation and breach of contract. The Company believes that Gateway fraudulently induced it to enter into the September 1999 convertible loan agreement. In particular, the suite alleges that Gateway represented to the Company that it would make certain investments in Vitech according to a capital plan presented by Vitech to Gateway, provide savings in cost of goods sold, and provide Vitech with use of the Gateway brands and trademarks, among other things. During the term of the relationship, Vitech believes that Gateway is and has been in breach of these contractual obligations causing material damages to Vitech.

Gateway made numerous representations to Vitech that it planned to convert its debt to equity or extend additional debt financing at, or prior to maturity of the loan in March 2001, all in accordance with the Company's capital plan. During the first quarter of 2001, Gateway allegedly blocked alternative financing that Vitech had been seeking, and demanded that it be given voting control over a majority of Vitech's stock without protecting the Company's shareholders or providing methods to enhance the shareholder's value. Vitech believes that all of this was part of Gateway's scheme to engineer technical defaults by Vitech so that Gateway could take over the Company's Brazilian computer manufacturing operation.

Gateway responded to the lawsuit in Miami with a separate lawsuit filed in New York claiming that Vitech is in default on $41 million of the loans made to the Company and seeking repayment under the promissory notes issued pursuant to the loans. In response, Vitech filed a motion with the New York court to dismiss, transfer, stay or abate the Gateway suit on the basis that Vitech had a prior


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pending action in the Southern District of Florida court concerning the same agreements and that the New York court should defer to the action in the Florida court under the "first-filed" rule. The New York court responded to Vitech's motion by bifurcating the Gateway suit and transferring all matters related to the fraud, negligent misrepresentation and breach of contract under the loan agreement and the licensing agreement to the Florida court, but keeping the Gateway suit as it related to payment on the promissory notes in the New York court.

In July, Gateway filed a motion for summary judgment in the New York court asking for a judgment to be entered against Vitech on the $41 million of promissory notes issued by Vitech pursuant to the Gateway loans plus accrued interest. Vitech's response asked the New York court not to grant the motion while the Florida case was still pending on the basis that the promissory notes are inseparable from the other agreements between Vitech and Gateway that are part of the suit filed against Gateway in Florida for fraud, negligent misrepresentation and breach of contract. Despite Vitech's defense and no discovery being conducted, on August 7, 2001, the New York court granted Gateway its motion for summary judgment against Vitech for the $41 million promissory notes plus accrued interest. Vitech is exploring a potential appeal of the decision by the New York court. Vitech intends to vigorously pursue its case against Gateway and intends to seek a stay of any execution by Gateway on the New York judgment pending the outcome of the Florida case with the Court.

Corporate Information
Vitech America, Inc., a Miami-based company, is a leading provider of PC-based Information Technology solutions direct to business and individual clients, including the manufacture and marketing of PCs, servers and related products, business systems integration products and turn-key business solutions in Brazil under the names: Microtec Digital World and Microtec(TM), with product lines of Mythus(TM), Quest(TM), Spalla(TM), Vesper(TM) and Vision(TM).

Except for the historical information herein, the matters discussed in this press release include forward-looking statements that may involve a number of risks and uncertainties. Future results may vary significantly based on a number of factors, including, but not limited to, risks in market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, both here and in Brazil, the resolution of our litigation with Gateway, Inc., and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.


Contact:
Vitech America, Inc.
Ed Kelly, Chief Financial Officer
E-mail: edkelly@vitech.net

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